Exhibit 2.1

















                         STOCK PURCHASE AGREEMENT

                               BY AND AMONG

                       PEOPLES COMMUNITY BANCORP, INC.

                                    AND

                         THE PARTIES NAMED HEREIN

                        DATED AS OF AUGUST 22, 2006


                              TABLE OF CONTENTS


                                                                Page No.
                                                                -------

ARTICLE 1     THE PURCHASE AND SALE..................................1


Section 1.1   The Purchase and Sale..................................1

Section 1.2   Payment of Purchase Price..............................1

Section 1.3   The Closing............................................2

Section 1.4   No Further Ownership Rights in Columbia Stock..........2



ARTICLE 2     REPRESENTATIONS AND WARRANTIES OF PCB..................2


Section 2.1   Organization, Standing and Power.......................2

Section 2.2   Ownership..............................................2

Section 2.3   Authority..............................................2

Section 2.4   Consents and Approvals.................................3



ARTICLE 3     REPRESENTATIONS AND WARRANTIES OF THE
              STOCKHOLDERS...........................................3


Section 3.1   Ability to Pay Purchase Price..........................3

Section 3.2   Authority..............................................3



ARTICLE 4     ADDITIONAL AGREEMENTS..................................3


Section 4.1   Certain Payments, Fees and Expenses....................3

Section 4.2   Reasonable Best Efforts................................3

Section 4.3   Public Announcements...................................4

Section 4.4   State Takeover Laws....................................4

Section 4.5   Notification of Certain Matters........................4

Section 4.6   Directors..............................................4



ARTICLE 5     CONDITIONS PRECEDENT TO THE STOCK PURCHASE.............5


Section 5.1   Conditions to the Parties' Obligation to Effect the
              Stock Purchase.........................................5

Section 5.2   Conditions to Obligation of the Reckman Group to
              Effect the Stock Purchase..............................5

Section 5.3   Conditions to Obligations of PCB to Effect the
              Stock Purchase.........................................5



ARTICLE 6     TERMINATION, AMENDMENT AND WAIVER......................6


Section 6.1   Termination............................................6


                                    i

                                                                Page No.
                                                                -------



Section 6.2   Effect of Termination..................................6

Section 6.3   Specific Performance...................................7

Section 6.4   Amendment..............................................7

Section 6.5   Waiver.................................................7



ARTICLE 7     GENERAL PROVISIONS.....................................7


Section 7.1   Survival of Representations and Warranties.............7

Section 7.2   Notices................................................7

Section 7.3   Interpretation.........................................8

Section 7.4   Counterparts...........................................8

Section 7.5   Entire Agreement; No Third Party Beneficiaries.........8

Section 7.6   Governing Law..........................................8

Section 7.7   Assignment.............................................8

Section 7.8   Severability...........................................8

Appendix A    Line of Credit.......................................A-1






















                                    ii

                          STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, dated as of August 22, 2006 (this "Agreement"), is by and among Peoples Community Bancorp, Inc., a Maryland corporation ("PCB") and each of the individuals listed on the signature page hereto (the "Reckman Group"). Each of PCB and the Reckman Group individually, is a "Party" to this Agreement, and one or more of them are, as the context so requires, "Parties" hereto.

                           W I T N E S S E T H:

     WHEREAS, as of the date hereof, PCB owns 69,925 common shares of Columbia Bancorp, Inc. ("Columbia") (the "Columbia Stock");

     WHEREAS, the Parties desire to enter into this Agreement pursuant to which PCB agrees to sell to the Reckman Group and the Reckman Group agrees to purchase from PCB, the Columbia Stock (the "Stock Purchase");

     WHEREAS, Peoples Community Bank, a wholly owned subsidiary of PCB (the "Bank"), has agreed to provide additional financing to the Reckman Group to purchase additional common shares of Columbia, as well as additional funds for working capital, subject to underwriting, credit approval and, if necessary, regulatory approval; and

     WHEREAS, the Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Stock Purchase and also to prescribe various conditions to the Stock Purchase as set forth herein.

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the Parties hereby agree as follows:

                                 ARTICLE 1

                            THE PURCHASE AND SALE

Section 1.1 The Purchase and Sale. Upon the terms and subject to the conditions hereof, at the Closing (as defined in Section 1.3), the Reckman Group shall purchase from PCB, and PCB hereby agrees to sell, transfer and convey unto the Reckman Group, all of its right, title and interest in and to the Columbia Stock.

Section 1.2 Payment of Purchase Price. (a) At the Closing, the Reckman Group shall pay, against receipt of the shares of Columbia Stock to be purchased from PCB, as full, fair and final consideration (which shall individually and collectively represent the "Purchase Price" therefor) $41.53 per share of Columbia Stock in immediately available funds.

     (b) At the Closing, the Bank will provide financing to the Reckman Group in the form of a secured, open-end line of credit in the amount of $3.6 million for (i) the aggregate Purchase Price, (ii) the purchase of additional common shares of Columbia, and (iii) working capital (the "Line of Credit"). The terms of the Line of Credit are as set forth in Appendix A to this Agreement.

     (c) The Purchase Price set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Closing Date, the Columbia Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or


                                    1


securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Columbia's capitalization.

     Section 1.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Peoples Community Bank, 6100 West Chester Road, West Chester, Ohio 45071 at 10:00 a.m., local time, no later than the fifth Business Day following the day on which the last of the conditions set forth in Article 5 shall have been fulfilled or waived (if permissible) or at such other time and place as PCB and the Stockholders shall agree (the "Closing Date"). For purposes of this Agreement, a "Business Day" is any day other than a Saturday, Sunday or Federal holiday.

     Section 1.4 No Further Ownership Rights in Columbia Stock. The Purchase Price issued and/or paid upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid and/or issued in full satisfaction of all rights pertaining to the shares of Columbia Stock and upon receipt of such payment, PCB shall have no further right, title or interest therein.

                                 ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF PCB

     PCB represents and warrants to the Reckman Group that the statements contained in this Article 2 are true and correct. The following statements are made as of the date of this Agreement or as of a later date as expressly set forth herein.

     Section 2.1 Organization, Standing and Power. PCB is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. PCB is qualified to do business as a foreign corporation and is in good standing under the laws of the State of Ohio.

     Section 2.2 Ownership. PCB owns beneficially and of record, and has the full legal and unqualified right to sell, transfer and convey to the Reckman Group 69,925 shares of Columbia Stock. PCB does not have any right to purchase or to exercise or convert any securities into shares of Columbia Stock or the securities of any subsidiary of Columbia. Upon surrender of the Certificates therefor, the Reckman Group will receive good and valid title to the Columbia Stock, free and clear of all pledges, security interests, liens, charges, options, conditional sales agreements, claims, restrictions, covenants, title defects or other encumbrances of any nature. Other than this Agreement, upon delivery at the Closing, the Columbia Stock will not be subject to any stockholders' agreement or voting trust agreement or understanding, whether written or oral, including without limitation, any mortgage, indenture, note, guarantee, lease, license, contract, deed of trust, proxy, purchase, sale or other agreement relating to the Columbia Stock, including any statute, regulation, order, writ, instrument, agreement or understanding relating to the voting or disposition of the Columbia Stock.

     Section 2.3 Authority. On or prior to the date of this Agreement, the Board of Directors of PCB has approved and adopted this Agreement in accordance with applicable law. PCB has all requisite corporate power to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PCB and the consummation by PCB of the transactions contemplated hereby have been duly
authorized by all necessary corporate action on the part of PCB.   This
Agreement has been duly executed and delivered by PCB, and (assuming the valid authorization, execution and delivery of this Agreement by the other Parties hereto and the validity and binding effect hereof on the other Parties hereto), this Agreement constitutes a valid and binding obligation of PCB, enforceable against it in accordance with its terms except as the same may be limited by applicable


                                    2

bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or other laws or equitable principles in effect relating to creditors' rights and remedies and general principles of equity.

     Section 2.4 Consents and Approvals. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to PCB in connection with the execution and delivery of this Agreement by PCB or is necessary for the consummation of the Stock Purchase, except for (i) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), and (ii) applicable filings, approvals or non-objections, if any, under Ohio law and applicable filings, approvals or non-objections under the
(y) Bank Holding Company Act of 1956 with the Board of Governors of the Federal Reserve System and (z) the Home Owners' Loan Act with the Office of Thrift Supervision.

                                 ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF THE RECKMAN GROUP

     The Reckman Group represents and warrants to PCB that the statements contained in this Article 3 are true and correct. The following statements are made as of the date of this Agreement or as of a later date as expressly set forth herein.

     Section 3.1 Ability to Pay Purchase Price. The Reckman Group has submitted financial information and applied for the Line of Credit under the Bank's customary lending standards.

     Section 3.2 Authority. Each member of the Reckman Group hereby represents and warrants that he or she is legally competent to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by each member of the Reckman Group has been duly and effectively authorized by all necessary action, corporate or otherwise, and this Agreement is a valid, legally binding and enforceable obligation of each member of the Reckman Group, enforceable in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, reorganization, insolvency or other laws affecting the enforcement of creditors' rights generally or the availability of equitable remedies subject to the discretion of the court.

                                 ARTICLE 4

                            ADDITIONAL AGREEMENTS

     Section 4.1 Certain Payments, Fees and Expenses. Whether or not the Stock Purchase is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby including, without limitation, the fees and disbursements of counsel and accountants and all broker fees, shall be paid by the Party incurring such costs and expenses, except (a) as provided in Section 6.2 hereof and (b) that PCB shall incur the fees and expenses related to the preparation and filing of regulatory applications, including the related attorneys' fees.

     Section 4.2  Reasonable Best Efforts.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Stock Purchase, including, but not limited to: (i) the provision of notice to or obtaining all necessary actions or nonactions,


                                    3


waivers, consents and approvals from all Governmental Entities; (ii) obtaining all necessary consents, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No Party to this Agreement shall consent to any voluntary delay of the consummation of the Stock Purchase at the behest of any Governmental Entity without the consent of PCB and the Reckman Group, which consent shall not be unreasonably withheld, conditioned or delayed.

     (b) Each Party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or which could reasonably be expected to impede, interfere with, prevent or delay in any material respect the Stock Purchase.

     Section 4.3 Public Announcements. The Reckman Group will not issue any press release with respect to this Agreement or the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without the prior consent of PCB.

     Section 4.4 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, the Parties hereto shall use their reasonable best efforts to grant such approvals and take such actions (or cause entities that they control to take such actions), as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

     Section 4.5 Notification of Certain Matters. PCB shall use its reasonable best efforts to give prompt notice to the Reckman Group, and the Reckman Group shall use its reasonable best efforts to give prompt notice to PCB, of: (i) the occurrence, or nonoccurrence, of any event of which it is aware and which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (ii) any failure of PCB on the one hand, or the Reckman Group, on the other hand, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.5 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

     Section 4.6 Directors. Following the Closing Date, if requested by the Reckman Group subject to regulatory approval, either Jerry D. Williams or Thomas J. Noe will continue to serve on the Boards of Directors of Columbia and its wholly-owned subsidiary, Columbia Savings Bank ("Bank") at a minimum until December 31, 2007, under terms similar to other directors of Columbia and the Bank.

                                 ARTICLE 5

                CONDITIONS PRECEDENT TO THE STOCK PURCHASE

     Section 5.1 Conditions to the Parties' Obligation to Effect the Stock Purchase. The respective obligations of PCB and the Reckman Group to effect the Stock Purchase shall be subject to the fulfillment (or waiver by the other Party) at or prior to the Closing Date of the following conditions:

     (a) All consents, authorizations, waivers and extensions from any Governmental Entity or third party required by PCB or the Reckman Group, as the case may be, to have been obtained on or before the Closing Date shall be obtained and none of such consents, authorizations, waivers and extensions shall contain any terms or conditions which would materially impair PCB's operations;

                                    4


     (b) No court or other Governmental Entity having jurisdiction over any Party shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of delaying, conditioning or prohibiting the Stock Purchase or making the Stock Purchase illegal;

     (c) There shall not be instituted or pending any suit, action or proceeding by any Governmental Entity or third party relating to this Agreement which would have a material adverse effect on PCB;

     (d) Columbia will obtain an executed Form 2553, under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), from all shareholders of Columbia, other than PCB, necessary to apply for Subchapter S status under the Code; and

     (e)    The receipt of a lending Commitment Letter from the Bank.

     Section 5.2 Conditions to Obligation of the Reckman Group to Effect the Stock Purchase. The obligation of the Reckman Group to effect the Stock Purchase shall be subject to the fulfillment (or the waiver by the Reckman Group) at or prior to the Closing Date of the following additional conditions:

     (a) PCB shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of PCB contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date and the Reckman Group shall have received a certificate signed on behalf of PCB by its Chief Executive Officer or its Chief Financial Officer to such effect;

     (b) At the Closing, in order to receive any Purchase Price, PCB shall deliver to the Reckman Group the Certificates representing its issued and outstanding Columbia Stock, duly endorsed in blank or accompanied by duly executed assignment documents as directed by the Reckman Group;

     (c) At the Closing, 100% of the aggregate number of shares of Columbia Stock beneficially owned by PCB must be tendered by PCB; and

     (d) The receipt by the Reckman Group of usual and customary executed and dated closing documents from PCB.

     Section 5.3 Conditions to Obligations of PCB to Effect the Stock Purchase. The obligations of PCB to effect the Stock Purchase shall be subject to the fulfillment (or waiver by PCB) at or prior to the Closing Date of the following additional conditions:

     (a) The Reckman Group shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, each of the representations and warranties of the Reckman Group contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date and PCB shall have received a certificate signed by each member of the Reckman Group as listed on the signature page hereto to such effect;

     (b) At the Closing, in order to receive the respective Certificates representing the Columbia Stock, the Reckman Group shall pay to PCB the Purchase Price in immediately available funds; and


                                    5

     (c) The receipt by PCB of usual and customary executed and dated closing documentation from the Reckman Group.

                                 ARTICLE 6

                      TERMINATION, AMENDMENT AND WAIVER

     Section 6.1 Termination. This Agreement may be terminated or shall terminate, as the case may be, at any time prior to the Closing Date:

     (a)     by mutual written consent of PCB and the Reckman Group;

     (b) by PCB, if the Reckman Group shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) Business Days following receipt by the Reckman Group of written notice from PCB of such failure to comply;

     (c) by the Reckman Group, if PCB shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) Business Days following receipt by PCB of written notice from the Reckman Group of such failure to comply;

     (d) by either PCB on the one hand or by the Reckman Group, on the other hand if there has been a breach by the other Party of any representation or warranty which has the effect of making such representation or warranty not true and correct in any material respect, which breach has not been cured within ten (10) Business Days following receipt by the breaching Party from the nonbreaching Party of written notice of the breach; and

     (e) by either PCB on the one hand or by the Reckman Group on the other hand, if the Closing does not occur on or prior to March 31, 2007, provided, however, that neither Party will have any right to terminate this Agreement pursuant to this Section 6.1(e) if such denial shall be due to the failure of the other Party to perform or observe their respective covenants and agreements set forth herein.

     The right of any Party named above to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party hereto, any person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 6.2 Effect of Termination. (a) In the event of termination of this Agreement by either PCB or the Reckman Group, as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Reckman Group or PCB, or its officers, directors, or employees (except for Section 4.1 and Section 6.2, which shall survive the termination); provided, however, that nothing contained in this Section 6.2 shall relieve either PCB or the Reckman Group from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

     (b) If this Agreement is terminated by the Reckman Group pursuant to paragraph (c), (d) or (e) of Section 6.1, PCB shall reimburse the Reckman Group for any expenses, including attorneys fees, reasonably incurred by the Reckman Group in connection with this Agreement and the Stock Purchase, not to exceed $50,000. Such amounts shall be due and payable within ten (10) calendar days following

                                    6


receipt by PCB of a demand for payment from the Reckman Group listing the expenses for which they seek reimbursement.

     (c)     If this Agreement is terminated by PCB pursuant to paragraph (b),
(d) or (e) of Section 6.1, the Reckman Group shall reimburse PCB for any expenses, including attorneys fees, reasonably incurred by PCB in connection with this Agreement and the Stock Purchase, not to exceed $50,000. Such amounts shall be due and payable within ten (10) calendar days following receipt by the Reckman Group of a demand for payment from PCB listing the expenses for which it seeks reimbursement.

     Section 6.3 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     Section 6.4 Amendment. This Agreement may be amended by the Parties at any time before the Closing Date. This Agreement may not be amended except by an instrument in writing signed by or on behalf of each of the Parties.

     Section 6.5 Waiver. At any time prior to the Closing Date, any of the Parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.

                                 ARTICLE 7

                            GENERAL PROVISIONS

     Section 7.1 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of one year from the Closing Date.

     Section 7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one Business Day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

     (a)  if to PCB, to:

          Peoples Community Bancorp, Inc.
          6100 West Chester Road
          P.O. Box 1130
          West Chester, Ohio 45071-1130
          Attention:  Jerry D. Williams, President
          Facsimile No.:  (513) 881-7594


                                    7


          with a copy (which shall not constitute notice) to:

          Elias, Matz, Tiernan & Herrick L.L.P.
          734 15th Street, N.W., 11th Floor
          Washington, D.C. 20005
          Attention:  Kevin M. Houlihan, Esq.
          Facsimile No.:  (202) 393-0105

     (c)  if to the Reckman Group, to:

          Mark S. Reckman, Esq.
          Wood & Lamping LLP
          600 Vine Street, Suite 2500
          Cincinnati, Ohio 45202-2491
          Facsimile No.:  (513) 852-6087

          with a copy (which shall not constitute notice) to:

          Richard F. Reckman
          39 Walnut Avenue
          Cincinnati, Ohio 45215


     Section 7.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Where the context requires, any gender reference will apply to the appropriate gender and the singular shall include the plural.

     Section 7.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

     Section 7.5 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder. This Agreement is binding upon, and will inure to the benefit of, the Parties, their heirs, estates, personal representatives and permitted assigns and all agreements made herein shall survive the death or incapacity of each member of the Reckman Group.

     Section 7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise).

     Section 7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions

                                    8


of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.


                    [SIGNATURES APPEAR ON NEXT PAGE]



































                                    9

     IN WITNESS WHEREOF, the Parties hereto have signed this Agreement or caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                    PEOPLES COMMUNITY BANCORP, INC.


                    By: /s/ Jerry D. Williams
                        ------------------------------------------
                    Name:  Jerry D. Williams
                    Title: President


                    RECKMAN GROUP:


                    /s/ Mark S. Reckman
                    ----------------------------------------------
                    Mark S. Reckman


                    /s/ Richard F. Reckman
                    ----------------------------------------------
                    Richard F. Reckman


                    /s/ Lynn W. Reckman
                    ----------------------------------------------
                    Lynn W. Reckman


                    /s/ Mary Jo Pollock
                    ----------------------------------------------
                    Mary Jo Pollock


                                                                   Appendix A


                              LINE OF CREDIT


     The open-end Line of Credit provided to the Reckman Group by PCB will be in the form of a secured line of credit with the following terms:


     Amount                         $3,600,000

     Rate                           Fixed rate 7.0%

     Payment Date                   Interest only quarterly payments commencing
                                    January 1, 2007

     Interest Due Calculation       Based upon funds drawn

     Closing costs or annual fees   None

     Prepayment penalties           None

     Term                           Ten-year balloon



     Additional terms:


        * Personal signatures of all members of the Reckman Group will be required on loan documents.

        * All shares of Columbia currently owned and to be purchased by the Reckman Group and their respective trusts must be pledged as collateral and held in safekeeping by PCB.

        * The Line of Credit will include standard loan covenants and language as customarily used by PCB.

        * Checks will be provided to the Reckman Group for withdrawing funds.





















                                    A-1